Exhibit 99.1

CĪON INVESTMENT CORPORATION DECLARES CASH DISTRIBUTIONS

FOR IMMEDIATE RELEASE
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NEW YORK, NY (January 17, 2014)  – On January 15, 2014, the board of directors (the “Board”) of CĪON Investment Corporation (“CĪON”), an ICON Investments company, declared one cash distribution of $0.030100 per share and a second cash distribution of $0.039375 per share (each an annualized rate of 7.00% based on CĪON’s current $10.32 per share public offering price).  Both distributions will be paid on February 5, 2014, the first to shareholders of record on January 15, 2014 and the second to shareholders of record on February 4, 2014.

The amount of the second cash distribution of $0.039375 per share includes four additional distribution days through February 4, 2014 in connection with CĪON's change from semi-monthly to weekly closings on the sale of shares pursuant to its continuous public offering.

In addition, on January 15, 2014, the Board declared three regular weekly cash distributions of $0.013895 per share each (an annualized rate of 7.00% based on CĪON’s current $10.32 per share public offering price).  All of the regular weekly cash distributions of $0.013895 per share will be paid on February 26, 2014 to shareholders of record on February 11, February 18 and February 25, 2014.

Certain Information About Distributions

The determination of the tax attributes of CĪON’s distributions is made annually as of the end of CĪON’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. CĪON intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV. The payment of future distributions on CĪON’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

CĪON may fund its cash distributions to shareholders from any sources of funds available to it, including offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies and expense reimbursements from ICON Investment Group, LLC (“IIG”), which are subject to recoupment. To date, distributions have not been paid from offering proceeds or borrowings, although a portion of CĪON’s distributions to shareholders may be deemed to constitute a return of capital for tax purposes.  CĪON has not established limits on the amount of funds it may use from available sources to make distributions. For a significant time after the commencement of its offering, a substantial portion of CĪON’s distributions may result from expense reimbursements from IIG, which are subject to repayment by CĪON within three years. The purpose of this arrangement is to avoid such distributions being characterized as returns of capital. Shareholders should understand that any such distributions are not based on CĪON’s investment performance, and can only be sustained if CĪON achieves positive investment performance in future periods and/or IIG continues to make such expense reimbursements. Shareholders should also understand that CĪON’s future repayments will reduce the distributions that they would otherwise receive.  There can be no assurance that CĪON will achieve such performance in order to sustain these distributions, or be able to pay distributions at all.  IIG has no obligation to provide expense reimbursements to CĪON in future periods.

ABOUT CĪON INVESTMENT CORPORATION

CĪON is a middle-market loan fund that is structured as a publicly registered, non-traded business development company.  CĪON offers individual investors the opportunity to invest primarily in the senior-secured debt of private U.S. middle market companies.  CĪON leverages the experience of its adviser – CĪON Investment Management, LLC, an ICON Investments company – and its sub-adviser – Apollo Investment Management, L.P., a subsidiary of Apollo Global Management, LLC – to meet its investment objective of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  For more information, please visit www.cioninvestmentcorp.com.

ABOUT ICON

ICON Investments (“ICON”) provides innovative alternative investment solutions to individual and institutional investors through publicly-registered programs, private funds, and separately managed accounts.  As part of its business strategy, ICON has a growing suite of integrated alternative solutions for the intermediary channel, which currently includes: ICON ECI Fund Sixteen and CĪON.  ICON and its affiliates have managed investments for more than 63,000 investors and made more than $4 billion in total investments. ICON distributes its current sponsored offerings through its affiliated dealer manager, ICON Securities, LLC.  For more information, please visit www.iconinvestments.com.

ABOUT APOLLO

Apollo Global Management, LLC together with its subsidiaries (“Apollo”) is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of approximately $113 billion as of September 30, 2013, in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. Subsequent to the end of the third quarter of 2013, Athene Holding Ltd., for which Apollo currently provides a full suite of investment management services, closed its acquisition of the U.S. annuity operations of Aviva plc. As a result of this transaction, pro-forma assets under management for Apollo at September 30, 2013 was approximately $157 billion. For more information about Apollo, please visit www.agm.com.

FORWARD LOOKING STATEMENTS

The information in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions, including references to assumptions and forecasts of future results. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  CĪON undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CĪON’s Current Report on Form 8-K and Prospectus Supplement No. 10 on Form 497, each of which CĪON filed with the Securities and Exchange Commission (“SEC”) on January 17, 2014, as well as CĪON’s other reports filed with the SEC. A copy of CĪON’s Current Report on Form 8-K, Prospectus Supplement No. 10 on Form 497 and CĪON’s other reports filed with the SEC can be found on CĪON’s website at www.cioninvestmentcorp.com and the SEC’s website at www.sec.gov.

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